Exhibit 10.1

February 6, 2024

Jeffrey S. Cole

Via email: jcole@jscottcapital.com

Dear Jeff,

We are pleased to offer you the position of Chief Operating Officer (“COO”) (“Executive”) of Cadrenal Therapeutics, Inc. In the capacity of COO, the Executive will render such business and professional services in the performance of his duties, consistent with the Executive’s position within the Company.

Specific activities include (but are not limited to): Chemistry, Manufacturing, and Controls (CMC), Intellectual property (IP) enhancements, assessing commercial strategy and developing a draft plan for commercialization prelaunch and launch, work to build initial operations hiring and staffing strategy and associated budgets and participation in business development/partnering and fundraising activities as needed.

Executive’s expected start date is no later than February 8, 2022 with an expected execution of Executive’s employment agreement within 72 hours thereafter, and you will report to Quang Pham, Chief Executive Officer. Executive is expected to devote 100% of his time to Company duties except for those that are not in conflict and approved by the CEO.

Outlined below are the offer terms:

Cash Compensation

●	Upon the start date, the Executive is deemed to be a W-2 employee of Cadrenal Therapeutics, Inc.

●	Annual Base Salary at $405,000; paid bi-monthly in accordance with normal company policy

●	Annual Targeted Cash Bonus – 40% of Base

Equity Compensation

●	150,000 options (granted on January 18, 2024; exercise price of $0.94)

●	150,000 additional options which shall be granted no later than March 14, 2024

●	Vesting: 25% at 1-year anniversary, balance monthly over 36 months

●	Executive is eligible for annual equity grants commensurate with other members of the Executive Leadership Team and/or market data (as determined by the Compensation Committee of the Board of Directors)

Standard Employee Benefits

●	Participation in 401K plan; matching contribution (in accordance with normal company policy)

●	Health, dental, and other insurance benefits for Executive will be provided.

Termination of Employment Clauses

●	Change of Control (COC) – 12 Months of Annual Base and Targeted Bonus; all equity immediately vests; 100% of cobra premiums for 12 months.

●	Termination without Cause or for Good Reason – 12 Annual Base and Targeted Bonus; all equity immediately vests; 100% of cobra premiums for 12 months.

●	Termination with Cause – No severance

Accepted by Cadrenal Therapeutics:		Accepted by Jeffrey S. Cole:

By:	/s/ Quang Pham	By:	/s/ Jeffrey S. Cole
Name:	Quang Pham	Name:	Jeffrey S. Cole
Title:	Chief Executive Officer	Title:	COO Applicant

Date: 2/6/2024		Date: 2/6/2024